EXHIBIT 99.1

Community Capital Corporation Has No Investment in Fannie Mae or Freddie Mac Stock

GREENWOOD, S.C., Sept. 15, 2008 (GLOBE NEWSWIRE) -- On September 7, 2008, the United States Department of Treasury and the Federal Housing Finance Agency announced that Freddie Mac and Fannie Mae were being placed under conservatorship, with control of their management being given to the Federal Housing Finance Agency. Each of Fannie Mae and Freddie Mac have been prohibited from paying dividends on their equity securities, and as a result has caused a severe impairment in the value of such equity securities. This impairment may result in "other than temporary impairment" write-downs during the third quarter for those financial institutions that held these shares in their investment portfolios. Community Capital Corporation (Nasdaq:CPBK) and its subsidiary CapitalBank do not hold any equity shares of either Freddie Mac or Fannie Mae in its securities portfolio, and therefore is not exposed to any potential charge to third quarter earnings.

Community Capital Corporation is the parent company of CapitalBank, which operates 18 community oriented branches throughout upstate South Carolina that offer a full array of banking services, including a diverse wealth management group. Additional information on CapitalBank's locations and the products and services offered are available at www.capitalbanksc.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's latest Quarterly Report on Form 10-Q.

CONTACT:  Community Capital Corporation
          R. Wesley Brewer, Executive Vice President/CFO
            864-941-8290
            wbrewer@capitalbanksc.com
          Lee Lee M. Lee, Controller/VP of Investor Relations
            864-941-8242
            llee@capitalbanksc.com
          www.comcapcorp.com